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Exhibit 21.1

Reliant Technologies, Inc.

Subsidiaries	Jurisdiction
Reliant Technologies International, Inc.	Delaware
Reliant Technologies Kabushiki Kaisha	Japan
Reliant Medical Lasers, Inc.	California

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  Exhibit 21.1